NEWS RELEASE

The Hartford Reports First Quarter 2016 Core Earnings Of $0.95 Per Diluted Share And Net Income Of $0.79 Per Diluted Share

•
Core earnings* decreased 15% from first quarter 2015 principally due to decreased investment income from limited partnerships and other alternative investments (LPs) and lower underwriting results in Personal Lines, including unfavorable prior accident year development (PYD) in automobile

•	Net income decreased 31% from first quarter 2015 due to the decrease in core earnings and first quarter 2016 net realized capital losses

•
Including the impact of the company's share repurchase plan over the last twelve months, first quarter 2016 core earnings per diluted share* decreased 9% and first quarter net income per diluted share decreased 27%

•	Commercial Lines combined ratio before catastrophes and PYD* was 89.6, a 2.8 point improvement over first quarter 2015, primarily due to improved property and workers' compensation results

•
Personal Lines combined ratio before catastrophes and PYD was 89.7, a 0.2 point improvement over first quarter 2015, as the deterioration in personal automobile current accident year results was more than offset by improvement in homeowners

•	Book value per diluted share, excluding accumulated other comprehensive income (AOCI)*, was $44.27, a 1% increase from Dec. 31, 2015

•	During first quarter 2016, the company repurchased 8.4 million common shares for a total of $350 million

HARTFORD, Conn., April 28, 2016 – The Hartford (NYSE:HIG) reported core earnings of $385 million for first quarter 2016, ended March 31, 2016, a 15% decrease from first quarter 2015, principally due to lower investment income from LPs, and lower underwriting results in Personal Lines including unfavorable PYD and higher catastrophes. Investment income from LPs declined to $3 million, after-tax ($8 million, before tax), in first quarter 2016 compared with $65 million, after-tax ($99 million, before tax), in first quarter 2015, largely due to lower income from real estate partnerships and losses on hedge funds.

First quarter 2016 core earnings per diluted share decreased 9% to $0.95 compared with $1.04 in first quarter 2015 due to the decrease in core earnings, partially offset by a 6% decrease in weighted average diluted common shares outstanding as a result of the company's equity repurchases over the last year.

*Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP).
First quarter 2016 net income totaled $323 million, a 31% decrease from $467 million in first quarter 2015. First quarter 2016 net income included net realized capital losses of $96 million, after-tax and deferred acquisition costs (DAC), compared with net realized capital gains of $2 million, after-tax and DAC, in first quarter 2015, primarily due to first quarter 2016 net losses on sales of securities and losses on the variable annuity (VA) hedge program and other derivatives, mostly due to volatile capital market conditions during the quarter. First quarter 2016 net income also included an unlock benefit of $9 million, after-tax, a decrease from a benefit of $19 million, after-tax, in first quarter 2015. In addition, first quarter 2016 included a $25 million tax benefit from the reduction of a deferred tax asset valuation allowance on capital loss carryovers. As a result of the decrease in net income, first quarter 2016 net income per diluted share was $0.79, a decrease of 27% compared with net income of $1.08 per diluted share in first quarter 2015.
“The Hartford’s Commercial Lines and Group Benefits businesses delivered strong underwriting results in the first quarter,” said The Hartford's Chairman and CEO Christopher Swift. “However, core earnings declined 15 percent due to a decrease in total net investment income and Personal Lines results that were below expectations. Although homeowners improved, personal automobile loss trends continued to be challenging.”

The Hartford's President Doug Elliot added, "Commercial Lines and Group Benefits results reflected disciplined pricing and underwriting execution in a difficult market. Better underwriting results for Small Commercial, Middle Market and Specialty Commercial resulted in a 2.8 point improvement in the underlying Commercial Lines combined ratio. In Group Benefits, the twelve-month core earnings margin* was 5.5 percent and premium grew slightly. However, in Personal Lines, automobile severity and frequency trends negatively impacted our profitability, including adverse prior accident year development. We have multiple initiatives currently underway to aggressively address the profitability of this line, including pricing, underwriting and agency actions.”

Swift concluded, "As it relates to strategic goals, we also achieved progress on our product and underwriting expansion strategies, including adding excess and surplus lines capabilities with our agreement to acquire Maxum Specialty Insurance Group and expanding our international capabilities. While headwinds from the second half of 2015 persist, we are well prepared to navigate this environment with a clear strategy, underwriting discipline and a strong balance sheet.”

CONSOLIDATED FINANCIAL RESULTS

($ in millions except per share data)	Three Months Ended
	Mar 31 2016	Mar 31 2015	Change
Core earnings (losses):
Commercial Lines	$249	$234	6%
Personal Lines	$23	$75	(69)%
P&C Other Operations	$19	$20	(5)%
Property & Casualty	$291	$329	(12)%
Group Benefits	$48	$52	(8)%
Mutual Funds	$20	$22	(9)%
Sub-total	$359	$403	(11)%
Talcott Resolution	$77	$111	(31)%
Corporate	$(51)	$(62)	18%
Core earnings	$385	$452	(15)%
Net income	$323	$467	(31)%
Weighted average diluted common shares outstanding	406.3	433.7	(6)%
Core earnings per diluted share¹	$0.95	$1.04	(9)%
Net income per diluted share¹	$0.79	$1.08	(27)%

[1]	Includes dilutive potential common shares

COMMERCIAL LINES
First Quarter 2016 Highlights:

•	Core earnings increased 6% over first quarter 2015 due to better underwriting results partially offset by lower investment income on LPs

•	Combined ratio before catastrophes and PYD of 89.6 improved 2.8 points over first quarter 2015

•	Standard Commercial renewal written pricing increases averaged 2%

($ in millions)	Three Months Ended
	Mar 31 2016	Mar 31 2015	Change
Core earnings	$249	$234	6%
Net income	$228	$240	(5)%
Underwriting gain*	$145	$65	123%
Net investment income	$209	$257	(19)%
Combined ratio	91.1	95.9	4.8
Catastrophes and PYD	1.5	3.6	2.1
Combined ratio before catastrophes and PYD	89.6	92.4	2.8
Small Commercial:
Combined ratio before catastrophes and PYD	86.7	89.6	2.9
New business premium	$146	$140	4%
Policy count retention	84%	85%	(1.0)
Middle Market:
Combined ratio before catastrophes and PYD	92.0	93.7	1.7
New business premium	$103	$124	(17)%
Policy count retention[1]	74%	81%	(7.0)
Written premiums	$1,726	$1,722	0.2%
Standard Commercial renewal written pricing increases	2%	3%	(1.0)

[1]
Policy count retention for the three months ended March 31, 2016 included the effect of transferring certain low premium policies from Middle Market to Small Commercial. Had the transfer not been made, Middle Market policy count retention would have been 79% for the three months ended March 31, 2016. The transfer of the policies did not have a significant impact on policy count retention in Small Commercial.

First quarter 2016 core earnings in Commercial Lines was $249 million, an increase of $15 million, or 6%, from first quarter 2015 due to improved underwriting results that were partially offset by lower net investment income on LPs.

Commercial Lines underwriting results were a gain of $145 million, before tax, in first quarter 2016 for a 91.1 combined ratio compared with a first quarter 2015 underwriting gain of $65 million, before tax, for a 95.9 combined ratio. The increase in underwriting gain reflects higher favorable PYD, improved current accident year results and lower catastrophe losses. Excluding catastrophes and PYD, first quarter 2016 underwriting results improved by $48 million, before tax, compared with first quarter 2015 due to lower property losses and improved workers' compensation results.

First quarter 2016 combined ratio before catastrophes and PYD improved 2.8 points over first quarter 2015 to 89.6, reflecting improvements in all three business lines. The Small Commercial combined ratio before catastrophes and PYD was 86.7 in first quarter 2016, 2.9 points better than first quarter 2015, principally due to lower property losses, improved workers' compensation results and a lower expense ratio. The Middle Market combined ratio before catastrophes and PYD was 92.0 in first quarter 2016, an improvement of 1.7 points compared with first quarter 2015, primarily due to lower property losses in marine and better workers' compensation results. The Specialty Commercial combined ratio before catastrophes and PYD was 94.3, a 4.8 point improvement compared with first quarter 2015, due to better underwriting results in National Accounts and Financial Products.

First quarter 2016 written premiums in Commercial Lines were $1,726 million, essentially flat from first quarter 2015 reflecting growth in Small Commercial and Specialty Commercial premium, offset by a decline in Middle Market. Small Commercial written premium increased 2% from first quarter 2015 primarily due to strong retention and new business growth. Middle Market written premium decreased 4% from first quarter 2015 primarily due to lower new business and lower policy retention. First quarter 2016 renewal written price increases averaged 2% in Standard Commercial, resulting from a 3% increase in Small Commercial and a 2% increase in Middle Market, exclusive of the specialty programs and livestock lines. Policy count retention decreased slightly but remained strong in Small Commercial at 84%. Middle Market policy count retention was 74%, which was down from first quarter 2015 primarily due to the transfer of approximately 1,000 low-premium accounts to Small Commercial. Excluding the transfer, Middle Market policy count retention was 79% in first quarter 2016 compared with 81% over the past four quarters.

PERSONAL LINES
First Quarter 2016 Highlights:

•	Combined ratio before catastrophes and PYD of 89.7, improved 0.2 point compared with first quarter 2015

•	Automobile combined ratio before catastrophes and PYD increased 1.6 points due to higher loss cost trends

•	Homeowners combined ratio before catastrophes and PYD improved 4.6 points over first quarter 2015

($ in millions)	Three Months Ended
	Mar 31 2016	Mar 31 2015	Change
Core earnings	$23	$75	(69)%
Net income	$20	$76	(74)%
Underwriting gain	$1	$75	(99)%
Net investment income	$31	$35	(11)%
Combined ratio	99.9	92.1	(7.8)
Catastrophes and PYD	10.1	2.2	(7.9)
Combined ratio before catastrophes and PYD	89.7	89.9	0.2
Automobile	96.2	94.6	(1.6)
Homeowners	75.1	79.7	4.6
Written premiums	$953	$939	1%

First quarter 2016 core earnings in Personal Lines decreased to $23 million from $75 million in first quarter 2015 primarily due to a decrease in the underwriting gain. Underwriting gain totaled $1 million, before tax, for a combined ratio of 99.9 in first quarter 2016 compared with first quarter 2015 underwriting gain of $75 million for a combined ratio of 92.1. The lower underwriting gain is a result of unfavorable automobile PYD and higher catastrophe losses. PYD in first quarter 2016 was unfavorable totaling $52 million, before tax, compared with favorable PYD of $4 million, before tax, in first quarter 2015. The unfavorable PYD in the first quarter 2016 reflected increased severity in automobile liability for accident year 2014 and higher than expected liability frequency and severity trends in accident year 2015. In addition, catastrophes increased from $25 million, before tax, in first quarter 2015 to $47 million, before tax, in first quarter 2016. In total, catastrophes and PYD added 10.1 points to the first quarter 2016 combined ratio versus 2.2 points in first quarter 2015.

Excluding catastrophes and PYD, first quarter 2016 underwriting results improved slightly with a combined ratio of 89.7, which was 0.2 point better compared with first quarter 2015. The improvement in underwriting results before catastrophes and PYD was due to lower fire and weather-related homeowners losses largely offset by higher automobile losses related to higher severity trends in both liability and physical damage, and higher liability frequency. Liability severity and frequency trends in first quarter 2016 were largely consistent with experience in the second half of 2015, but higher than experience in the first half of 2015.

First quarter 2016 Personal Lines written premiums rose 1% over first quarter 2015 reflecting 5% growth in AARP premiums, largely offset by an 8% decrease in agency. Premium retention continued to be strong and stable at 87% for automobile and 90% for homeowners in first quarter 2016. Compared with first quarter 2015, automobile new business premium increased 9% due to growth in AARP Direct, while homeowners declined 15%, reflecting the effect of written pricing increases on sales. Renewal written price increases in first quarter 2016 averaged 7% in automobile and 9% in homeowners, with both approximately 1.0 point above the past several quarters.

GROUP BENEFITS
First Quarter 2016 Highlights:

•	Core earnings of $48 million decreased 8% over first quarter 2015 principally due to lower net investment income

•	Core earnings margin of 5.5% compared with 5.9% in first quarter 2015

•	Fully insured ongoing premiums[1] grew 1% over first quarter 2015

($ in millions)	Three Months Ended
	Mar 31 2016	Mar 31 2015	Change
Core earnings	$48	$52	(8%)
Net income	$50	$52	(4%)
Fully insured ongoing premiums[1]	$772	$763	1%
Total loss ratio	77.6	76.7	(0.9)
Expense ratio	25.6	26.7	1.1
Net investment income	$88	$97	(9%)
Core earnings margin	5.5%	5.9%	(0.4)

[1]	Fully insured ongoing premiums exclude buyout premiums and premium equivalents

First quarter 2016 core earnings in Group Benefits were $48 million, after-tax, an 8% decrease from $52 million in first quarter 2015, due to lower net investment income and increased losses, partially offset by decreased expenses. As a result, the core earnings margin declined to 5.5% in first quarter 2016 from 5.9% in first quarter 2015.

First quarter 2016 total loss ratio was 77.6%, an increase of 0.9 point compared with first quarter 2015. The increase in the total loss ratio in first quarter 2016 was due to a 0.6 point increase in both the group life loss ratio and in the group disability loss ratio compared with first quarter of the prior year. The increase in the group life loss ratio in 2016 reflects the typical variation in AD&D claims, while the increase in the group disability loss ratio was due to higher long-term disability claim severity, partially offset by continued improvements in pricing and incidence trends. The expense ratio declined 1.1 points from first quarter 2015 to 25.6%, reflecting premium growth and lower expenses.

First quarter 2016 fully insured ongoing premiums were $772 million, up 1% from first quarter 2015. Group life premiums, which comprise 48% of segment premiums, rose 1% from first quarter 2015, while group disability premiums, which comprise approximately 46%, were down slightly. First quarter 2016 fully insured ongoing sales were $266 million, a decline of 11% compared with first quarter 2015. This was our second highest sales quarter over the last six years, surpassed only by first quarter 2015, which benefited from an unusually high level of market activity.

MUTUAL FUNDS
First Quarter 2016 Highlights:

•	Core earnings of $20 million declined from $22 million in first quarter 2015 as market depreciation over the past 12 months led to lower average assets under management (AUM) and lower fees

•	Mutual Fund net outflows, which exclude Talcott Resolution AUM, were $186 million in the quarter

•	Average AUM was $91.2 billion, down 4% compared to first quarter 2015

($ in millions)	Three Months Ended
	Mar 31 2016	Mar 31 2015	Change¹
Core earnings	$20	$22	(9%)
Net income	$20	$22	(9%)
Mutual Fund sales	$4,699	$4,710	—%
Mutual Fund net flows	$(186)	$529	NM
Mutual Fund AUM	$73,619	$75,696	(3%)
Talcott Resolution AUM	$16,795	$20,240	(17)%
Total Mutual Funds segment AUM	$90,414	$95,936	(6)%

[1]	The Hartford defines increased or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

First quarter 2016 core earnings in Mutual Funds were $20 million, down from $22 million in first quarter 2015, primarily due to lower asset-based fees resulting from lower average AUM. For first quarter 2016, average AUM was $91.2 billion, down 4% compared with first quarter 2015, primarily the result of market depreciation in Mutual Fund AUM and the continued decline in Talcott Resolution AUM over the past 12 months.

Mutual Fund AUM decreased to $73.6 billion from $75.7 billion due to market depreciation, while Talcott Resolution AUM decreased 17% over the past 12 months to $16.8 billion due to continued runoff of VA contract counts. Total Mutual Funds segment AUM declined 6% from first quarter 2015 due to the impact of market depreciation on Mutual Fund AUM and the continued decrease in Talcott Resolution AUM.

During the quarter, Mutual Fund net outflows were $186 million, resulting from higher redemption levels compared with first quarter 2015.

TALCOTT RESOLUTION

($ in millions)	Three Months Ended
	Mar 31 2016	Mar 31 2015	Change
Core earnings	$77	$111	(31)%
Net income	$17	$111	(85)%
Variable annuity contract count (in thousands)	587	653	(10)%
Fixed annuity and other contract count (in thousands)	127	137	(7)%

First quarter 2016 core earnings in Talcott Resolution were $77 million, a $34 million, or 31%, decrease from first quarter 2015 due to lower income from LPs and non-routine investment income, such as make-whole payments on fixed maturities, and lower fees due to the continued runoff of the annuity business. Investment loss on LPs was $1 million, before tax, in first quarter 2016 compared with investment income on LPs of $40 million, before tax, in first quarter 2015.

VA and fixed annuity contract counts as of March 31, 2016 declined 3% and 1%, respectively, from Dec. 31, 2015 and declined 10% and 7%, respectively, from March 31, 2015. The decline in contract counts since March 31, 2015 includes normal surrender activity and the impact of the company's 2015 contractholder initiatives in both VA and fixed annuity.

INVESTMENTS

($ in millions before tax)	Three Months Ended
	Mar 31 2016	Mar 31 2015	Change
Total investments	$73,910	$76,576	(3)%
Net investment income on LPs	$8	$99	(92)%
Net investment income	$696	$809	(14)%
Net impairment losses, including mortgage loan loss reserves	$23	$15	53%
Annualized investment yield[1]	4.0%	4.5%	(0.5)
Annualized investment yield on LPs	1.2%	13.7%	(12.5)
Annualized investment yield, excluding LPs	4.1%	4.1%	—

[1]
Yields, before tax, calculated using annualized net investment income divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding repurchase agreement and securities lending collateral, if any, and derivatives book value.

First quarter 2016 net investment income totaled $696 million, before tax, a 14% decrease from first quarter 2015 principally due to lower investment income on LPs. First quarter 2016 annualized investment yield declined to 4.0%, before tax, from 4.5%, before tax, in first quarter 2015 primarily due to lower investment income on LPs, which totaled $8 million, before tax, in first quarter 2016 compared with $99 million, before tax, in first quarter 2015. The decrease in investment income on LPs was largely due to lower income from real estate partnerships and losses on hedge funds. First quarter 2016 annualized investment yield on LPs was 1.2%, before tax, compared with 13.7%, before tax, in first quarter 2015.

Excluding the impact of LPs, net investment income decreased 3% compared with first quarter 2015 due to lower non-routine investment income received from make-whole payments on fixed maturities and prepayment premiums on mortgage loans. First quarter 2016 annualized investment yield excluding LPs was 4.1%, before tax, consistent with first quarter 2015 although lower reinvestment rates continue to put pressure on the total portfolio yield.

The credit performance of the investment portfolio remained strong in first quarter 2016, although net impairment losses, including mortgage loan loss reserves, increased from $15 million, before tax, in first quarter 2015 to $23 million, before tax, largely due to credit impairments related to securities in the energy sector.

As of March 31, 2016, energy-related holdings totaled $2.4 billion, or 3% of total invested assets, down approximately $1.4 billion compared with $3.7 billion at Dec. 31, 2014. The company continues to monitor its energy exposure and stress test portfolios to effectively manage risk.

The carrying value of total investments declined to $73.9 billion at March 31, 2016 compared with $76.6 billion at March 31, 2015. The decline in total investments reflects relatively stable invested assets in the P&C and Group Benefits businesses, and a 7% decrease in invested assets in Talcott Resolution compared with March 31, 2015.

STOCKHOLDERS’ EQUITY

($ in millions)	As of
	Mar 31, 2016	Dec 31 2015	Change
Stockholders' equity	$18,112	$17,642	3%
Stockholders' equity (ex. AOCI)	$17,858	$17,971	(1)%
Book value per diluted share	$44.90	$42.96	5%
Book value per diluted share (ex. AOCI)	$44.27	$43.76	1%
Common shares outstanding	395.6	401.8	(2)%
Common shares outstanding and dilutive potential common shares	403.4	410.7	(2)%

The Hartford’s stockholders’ equity was $18.1 billion as of March 31, 2016, a 3% increase from $17.6 billion as of Dec. 31, 2015. The increase was largely due to a $583 million increase in AOCI from Dec. 31, 2015 and net income of $323 million, partially offset by the company's common share repurchases of $350 million and common dividends of $84 million during first quarter 2016. The increase in AOCI largely reflects the impact of lower interest rates on the company's fixed income investment portfolio. Excluding AOCI, stockholders' equity was $17.9 billion as of March 31, 2016, a 1% decrease compared with Dec. 31, 2015, as the company's common share repurchases and common share dividends more than offset first quarter 2016 net income.

Common shares outstanding at March 31, 2016 decreased 2% from Dec. 31, 2015 to 395.6 million due to the repurchase of 8.4 million common shares, slightly offset by the issuance of shares for stock-based awards. Common shares outstanding and dilutive potential common shares as of March 31, 2016 decreased 2% from Dec. 31, 2015 to 403.4 million, also as a result of the common share repurchases.

The company's current capital management plan authorized $4.375 billion for equity repurchases from Jan. 1, 2014 through Dec. 31, 2016. As of April 27, 2016, the company has repurchased $3.5 billion of common shares and warrants, including $105 million of common shares since March 31, 2016, leaving approximately $875 million for equity repurchases through Dec. 31, 2016.

Book value per diluted share was $44.90 as of March 31, 2016, up 5% compared with Dec. 31, 2015, as a result of a 3% increase in stockholders' equity, due principally to the increase in AOCI during first quarter 2016, and the effect of a 2% decrease in common shares outstanding and dilutive potential common shares as a result of the company's common share repurchases. Excluding AOCI, book value per diluted share rose 1% to $44.27 as of March 31, 2016, from $43.76 as of Dec. 31, 2015. The increase in book value per diluted share, excluding AOCI, was due to a 2% decrease in common shares outstanding and dilutive potential common shares, partially offset by a 1% decrease in stockholders' equity, excluding AOCI.

CONFERENCE CALL
The Hartford will discuss its first quarter 2016 financial results in a webcast at 9 a.m. EDT on Friday, April 29, 2016. The webcast can be accessed live or as a replay through the investor relations section of The Hartford's website at http://ir.thehartford.com.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for March 31, 2016 and the First Quarter 2016 Financial Results Presentation, both of which are available at http://ir.thehartford.com.
ABOUT THE HARTFORD
With more than 200 years of expertise, The Hartford (NYSE:HIG) is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com.
From time to time, The Hartford uses its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at http://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at http://ir.thehartford.com.

HIG-F

Media Contacts                    Investor Contacts
Michelle Loxton                    Sabra Purtill, CFA
860-547-7413                        860-547-8691
michelle.loxton@thehartford.com            sabra.purtill@thehartford.com

Matthew Sturdevant                    Sean Rourke
860-547-8664                        860-547-5688
matthew.sturdevant@thehartford.com        sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2016
($ in millions)
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,598	$778	$—	$28	$—	$3,404
Fee income	—	17	167	241	1	426
Net investment income	272	88	—	325	11	696
Other revenues	20	—	—	—	—	20
Net realized capital gains (losses)	(41)	2	—	(112)	(4)	(155)
Total revenues	2,849	885	167	482	8	4,391
Benefits, losses, and loss adjustment expenses	1,669	618	—	354	—	2,641
Amortization of deferred policy acquisition costs	331	8	5	30	—	374
Insurance operating costs and other expenses	473	194	131	105	6	909
Interest expense	—	—	—	—	86	86
Total benefits and expenses	2,473	820	136	489	92	4,010
Income (loss) before income taxes	376	65	31	(7)	(84)	381
Income tax expense (benefit)	111	15	11	(24)	(55)	58
Net income (loss)	265	50	20	17	(29)	323
Less: Unlock benefit, after-tax	—	—	—	9	—	9
Less: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	(26)	2	—	(69)	(3)	(96)
Less: Income tax benefit from reduction in valuation allowance	—	—	—	—	25	25
Core earnings (losses)	$291	$48	$20	$77	$(51)	$385

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
PROPERTY & CASUALTY
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2016
($ in millions)
	Commercial Lines	Personal Lines	P&C Other	Property & Casualty
Written premiums	$1,726	$953	$—	$2,679
Change in unearned premium reserve	103	(22)	—	81
Earned premiums	1,623	975	—	2,598
Losses and loss adjustment expenses
Current accident year before catastrophes	913	632	—	1,545
Current accident year catastrophes	44	47	—	91
Prior accident year development	(20)	52	1	33
Total losses and loss adjustment expenses	937	731	1	1,669
Amortization of DAC	242	89	—	331
Underwriting expenses	295	154	7	456
Dividends to policyholders	4	—	—	4
Underwriting gain (loss)	145	1	(8)	138
Net investment income	209	31	32	272
Net realized capital losses	(33)	(5)	(3)	(41)
Net servicing and other income	5	—	2	7
Income before income taxes	326	27	23	376
Income tax expense	98	7	6	111
Net income	228	20	17	265
Less: Net realized capital losses, after-tax and DAC, excluded from core earnings	(21)	(3)	(2)	(26)
Core earnings	$249	$23	$19	$291

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2015
($ in millions)
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,535	$763	$—	$24	$—	$3,322
Fee income	—	17	179	261	2	459
Net investment income	327	97	—	382	3	809
Other revenues	22	—	—	—	—	22
Net realized capital gains (losses)	13	(1)	—	(25)	18	5
Total revenues	2,897	876	179	642	23	4,617
Benefits, losses, and loss adjustment expenses	1,627	598	—	338	—	2,563
Amortization of deferred policy acquisition costs	324	8	5	50	—	387
Insurance operating costs and other expenses	470	200	140	121	7	938
Interest expense	—	—	—	—	94	94
Restructuring and other costs	—	—	—	—	10	10
Total benefits and expenses	2,421	806	145	509	111	3,992
Income (loss) before income taxes	476	70	34	133	(88)	625
Income tax expense (benefit)	137	18	12	22	(31)	158
Net income (loss)	339	52	22	111	(57)	467
Less: Unlock benefit, after-tax	—	—	—	19	—	19
Less: Net realized capital gains (losses) and other, after-tax and DAC, excluded from core earnings	10	—	—	(19)	11	2
Less: Restructuring and other costs, after-tax	—	—	—	—	(6)	(6)
Core earnings (losses)	$329	$52	$22	$111	$(62)	$452

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
PROPERTY & CASUALTY
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2015
($ in millions)
	Commercial Lines	Personal Lines	P&C Other	Property & Casualty
Written premiums	$1,722	$939	$—	$2,661
Change in unearned premium reserve	139	(13)	—	126
Earned premiums	1,583	952	—	2,535
Losses and loss adjustment expenses
Current accident year before catastrophes	928	618	—	1,546
Current accident year catastrophes	58	25	—	83
Prior accident year development	(2)	(4)	4	(2)
Total losses and loss adjustment expenses	984	639	4	1,627
Amortization of DAC	234	90	—	324
Underwriting expenses	295	148	6	449
Dividends to policyholders	5	—	—	5
Underwriting gain (loss)	65	75	(10)	130
Net investment income	257	35	35	327
Net realized capital gains	8	1	4	13
Net servicing and other income	5	—	1	6
Income from before income taxes	335	111	30	476
Income tax expense	95	35	7	137
Net income	240	76	23	339
Less: Net realized capital gains, after-tax and DAC, excluded from core earnings	6	1	3	10
Core earnings	$234	$75	$20	$329

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for first quarter 2016, which is available on The Hartford's website, http://ir.thehartford.com.

Book value per diluted share excluding accumulated other comprehensive income ("AOCI”): Book value per diluted share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders' equity excluding AOCI, after-tax, by (b) common shares outstanding and dilutive potential common shares. The Hartford provides book value per diluted share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Book value per diluted share is the most directly comparable GAAP measure. A reconciliation of book value per diluted share, including AOCI to book value per diluted share, excluding AOCI is set forth below.

	As of
	Mar 31 2016	Dec 31 2015	Change
Book value per diluted share, including AOCI	$44.90	$42.96	5%
Less: Per diluted share impact of AOCI	$0.63	$(0.80)	NM
Book value per diluted share, excluding AOCI	$44.27	$43.76	1%

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, certain restructuring charges, pension settlements, loss on extinguishment of debt, reinsurance gains and losses on business disposition transactions, income tax benefit from reduction in valuation allowance, discontinued operations, and the impact of Unlocks to deferred policy acquisition costs ("DAC"), sales inducement assets, unearned revenue reserves and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the company’s performance.
A reconciliation of core earnings to net income (loss) for the quarterly periods ended March 31, 2016 and 2015, is included in this press release. A reconciliation of core earnings to net income (loss) for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended March 31, 2016.
Core earnings per diluted share: Core earnings per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per diluted share and core earnings per diluted share when reviewing the company's performance. A reconciliation of core earnings per diluted share to net income (loss) per diluted common share for the quarterly periods ended March 31, 2016 and 2015 is provided in the table below.

	Three Months Ended
	Mar 31 2016	Mar 31 2015	Change
PER SHARE DATA
Diluted earnings (losses) per common share:
Core earnings per share	$0.95	$1.04	(9)%
Add: Unlock benefit, after-tax	0.02	0.04	(50)%
Add: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	(0.24)	0.01	NM
Add: Restructuring and other costs, after-tax	—	(0.01)	100%
Add: Income tax benefit from reduction in valuation allowance	0.06	—	100%
Net income per share	$0.79	$1.08	(27)%

Core earnings margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses). Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended March 31, 2016 and 2015, is set forth below.

	Three Months Ended
Margin	3/31/2016	3/31/2015	Change
Net income margin	5.7%	5.9%	(0.2)
Less: Effect of net capital realized gains, net of tax on after-tax margin	0.2%	—%	0.2
Core earnings margin	5.5%	5.9%	(0.4)

Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended March 31, 2016 and 2015, is set forth below.

	Three Months Ended
	Mar 31 2016	Mar 31 2015
Commercial Lines
Net income	$228	$240
Add: Income tax expense	98	95
Less: Other income	1	1
Less: Net realized capital gains (losses)	(33)	8
Less: Net investment income	209	257
Less: Net servicing income	4	4
Underwriting gain	$145	$65

Personal Lines
Net income	$20	$76
Add: Income tax expense	7	35
Less: Other expenses	—	(1)
Less: Net realized capital gains (losses)	(5)	1
Less: Net investment income	31	35
Less: Net servicing income	—	1
Underwriting gain	$1	$75

Combined ratio before catastrophes and prior accident year development: Combined ratio before catastrophes and prior year development (PYD) (also referred to as Current Accident Year (CAY) combined ratio before catastrophes) is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio (also known as a loss ratio), the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The combined ratio before catastrophes and PYD represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the combined ratio before catastrophes and PYD for individual reporting segments can be found in this press release under the headings Commercial Lines and Personal Lines.
SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2015 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to Economic, Market and Political Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns or other potentially adverse macroeconomic developments on the attractiveness of our products, the returns in our investment portfolios and the hedging costs associated with our runoff annuity block; financial risk related to the continued reinvestment of our investment portfolios and performance of our hedge program for our runoff annuity block; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, market volatility and foreign exchange rates, commodities prices and implied volatility levels; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy;

Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital management, hedging, reserving, and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the Company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the Company’s evaluation of other-than-temporary impairments on available-for-sale securities; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims;

Financial Strength, Credit and Counterparty Risks: the impact on our statutory capital of various factors, including many that are outside the Company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including sourcing partners, derivative counterparties and other third parties; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses;

Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s ability to contain its exposure, as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the uncertain effects of emerging claim and coverage issues; actions by our competitors, many of which are larger or have greater financial resources than we do; technology changes, such as usage-based methods of determining premiums, advancement in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, which may alter demand for the Company's products, impact the frequency or severity of losses, and/or impact the way the Company markets, distributes and underwrites its products; the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; volatility in our statutory and United States ("U.S.") GAAP earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of economic value;

Regulatory and Legal Risks: the cost and other effects of increased regulation as a result of the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; the impact of potential changes in accounting principles and related financial reporting requirements;

Other Strategic and Operational Risks: risks associated with the runoff of our Talcott Resolution business; the risks, challenges and uncertainties associated with our capital management plan, including as a result of changes in our financial position and earnings, share price, capital position, legal restrictions, other investment opportunities, and other factors; the risks, challenges and uncertainties associated with our expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risk that our framework for managing operational risks may not be effective in mitigating material risk and loss to the Company; the potential for difficulties arising from outsourcing and similar third-party relationships; and the Company’s ability to protect its intellectual property and defend against claims of infringement.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.